Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

dated

November 18, 2021

by and among

Bitdeer Technologies Holding Company,

Blue Safari Group Acquisition Corp.,

and

Blue Safari Mini Corp.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II ACQUISITION MERGER		9

2.1	Acquisition Merger	9
2.2	Closing; Effective Time	10
2.3	Effect of the Acquisition Merger	10
2.4	Memorandum and Articles of Association of the Surviving Company	10
2.5	Directors and Officers of the Surviving Company	10
2.6	Taking of Necessary Action; Further Action	10
2.7	U.S. Tax Treatment of the Acquisition Merger	11
2.8	American Depositary Shares	11

ARTICLE III CONSIDERATION		11

3.1	Effect of Acquisition Merger on Company Shares	11
3.2	Payment of Merger Consideration	13
3.3	Dissenter’s Rights	13
3.4	Withholding Rights	14
3.5	Transfer Taxes	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14

4.1	Corporate Existence and Power	14
4.2	Authorization	14
4.3	Governmental Authorization	15
4.4	Non-Contravention	15
4.5	Capital Structure	15
4.6	Charter Documents	16
4.7	Corporate Records	16
4.8	Subsidiaries	16
4.9	Consents	17
4.10	Financial Statements	17
4.11	Internal Accounting Controls	17
4.12	Absence of Certain Changes	18
4.13	Properties; Title to the Company Group’s Assets	18
4.14	Litigation	18
4.15	Contracts	19
4.16	Licenses and Permits	22
4.17	Compliance with Laws	22
4.18	Intellectual Property	23
4.19	Customers and Suppliers	25
4.20	Accounts Receivable and Payable; Loans	25
4.21	Pre-payments	26
4.22	Employees	26
4.23	Employment Matters	26
4.24	Withholding	27
4.25	Real Property	27

i

4.26	Tax Matters	28
4.27	Environmental Laws	29
4.28	Powers of Attorney and Suretyships	32
4.29	Directors and Officers	30
4.30	Other Information	30
4.31	Certain Business Practices	30
4.32	Sanctions; Anti-Money Laundering	30
4.33	Not an Investment Company	31
4.34	Insurance	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES		31

5.1	Corporate Existence and Power	31
5.2	Authorization	31
5.3	Governmental Authorization	32
5.4	Non-Contravention	32
5.5	Finders’ Fees	32
5.6	Issuance of Shares	32
5.7	Capitalization	32
5.8	Trust Fund	33
5.9	Listing	34
5.10	Reporting Company	34
5.11	Board Approval	34
5.12	Parent SEC Documents and Financial Statements	34
5.13	Litigation	34
5.14	Compliance with Laws	35
5.15	Not an Investment Company	35
5.16	Tax Matters	35

ARTICLE VI COVENANTS OF THE COMPANY GROUP AND THE PARENT PARTIES PENDING CLOSING		36

6.1	Conduct of the Business	36
6.2	Access to Information	39
6.3	Notices of Certain Events	39
6.4	SEC Filings	40
6.5	The Registration Statement	41
6.6	Trust Account	43
6.7	Directors’ and Officers’ Indemnification and Insurance	43
6.8	Board of Directors of Parent	44
6.9	Reporting and Compliance with Laws	44

ARTICLE VII COVENANTS OF THE COMPANY		44

7.1	Annual and Interim Financial Statements	44
7.2	Company Shareholder Approval	44
7.3	Restructuring	44

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		45

8.1	Reasonable Best Efforts; Further Assurances	45

ii

8.2	Tax Matters	45
8.3	Settlement of the Parent Parties’ Liabilities	46
8.4	Compliance with SPAC Agreements	46
8.5	Confidentiality	46

ARTICLE IX CONDITIONS TO CLOSING		46

9.1	Condition to the Obligations of the Parties	46
9.2	Additional Conditions to Obligations of Parent Parties	47
9.3	Additional Conditions to Obligations of the Company	48
9.4	Frustration of Conditions	48

ARTICLE X DISPUTE RESOLUTION		49

10.1	Jurisdiction	49
10.2	Waiver of Jury Trial; No Exemplary Damages	49

ARTICLE XI TERMINATION		49

11.1	Termination	49
11.2	Effect of Termination	50

ARTICLE XII MISCELLANEOUS		51

12.1	Notices	51
12.2	Amendments; No Waivers; Remedies	52
12.3	Arm’s Length Bargaining; No Presumption Against Drafter	52
12.4	Publicity	52
12.5	Expenses	53
12.6	No Assignment or Delegation	53
12.7	Governing Law	53
12.8	Counterparts	53
12.9	Entire Agreement	53
12.10	Severability	53
12.11	Construction of Certain Terms and References; Captions	53
12.12	Further Assurances	54
12.13	Third Party Beneficiaries	54
12.14	Non-survival of Representations, Warranties and Covenants	55
12.15	Waiver	55
12.16	Enforcement	55
12.17	Non-Recourse	56

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 18, 2021, by and among Bitdeer Technologies Holding Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Blue Safari Group Acquisition Corp., a British Virgin Islands business company (“Parent”), and Blue Safari Mini Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

A.         The Company, through its wholly owned or Controlled (as defined below) subsidiaries, is engaged in cryptocurrency mining related businesses.

B.           Parent is a blank check company known as a special purpose acquisition company, or SPAC, formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

C.           The parties hereto desire that Merger Sub shall merge with and into the Company (the “Acquisition Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

1.1.	The following terms, as used herein, have the following meanings:

“Action” means any action, suit, arbitration, claim, investigation, hearing or legal, judicial or administrative proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” mean the Lock-up Agreements and Voting and Support Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company Group, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

“Books and Records” means the financial books and records (whether written, electronic, or otherwise embodied) in which a Person’s assets, the business or its transactions are otherwise reflected, other than registers of members, stock books and minute books.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands or the British Virgin Islands are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Convertible Notes” means the convertible note issued by the Company that is convertible into the Company Class A Shares as disclosed in Section 4.5(c) of the Company Disclosure Schedule.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent Parties concurrently with the signing of this Agreement.

“Company Group” means the Company and its Subsidiaries, collectively.

“Company Class A Ordinary Shares” means Class A ordinary shares, par value US$0.0000001 per share, of the Company.

“Company Class B Ordinary Shares” means Class B ordinary shares, par value US$0.0000001 per share, of the Company.

“Company Ordinary Shares” means Company Class A Ordinary Shares and Company Class B Ordinary Shares.

“Company Plan” means the 2021 Share Incentive Plan adopted by the Company on July 20, 2021, as amended from time to time.

“Company Preferred Shares” means the Series A preferred shares, par value US$0.0000001 per share, of the Company, Series B preferred shares, par value US$0.0000001 per share, of the Company and Series B+ preferred shares, par value US$0.0000001 per share, of the Company.

“Company RSUs” means the restricted share units to acquire Company Shares issued pursuant to an award granted under the Company Plan.

“Company Shares” means the Company Ordinary Shares and Company Preferred Shares.

“Company Total Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of issued and outstanding Company Shares (on an as-converted basis), (ii) the aggregate number of Company Shares (on an as-converted basis) issuable upon the settlement of all vested Company RSUs as of immediately prior to the Effective Time (including after giving effect to the consummation of the Acquisition Merger or any acceleration of any unvested Company RSUs in connection with the consummation of the Acquisition Merger) and (iii) the aggregate number of Company Shares (on an as-converted basis) issuable upon conversion of the Company Convertible Note.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Underwriting Agreement, which amount is held in escrow pursuant to the Investment Management Trust Agreement.

“Environmental Laws” shall mean all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or prohibition, regulation or control of any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).

“Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise),or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated or regulated as radioactive, toxic, hazardous, or as a pollutant or a contaminant (or words of similar intent or meaning) by any Authority or under applicable Laws.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards as in effect issued by the International Accounting Standards Board.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated June 9, 2021.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP or IFRS (as applicable to such Person), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., trade secrets, know-how, invention rights, rights of privacy and publicity, and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all renewals, extensions, additions, improvements and accessions thereto and all allied, ancillary and subsidiary rights relating thereto; and with respect to each of the forgoing items in this definition, which is owned, licensed, filed, used by or proprietary to the Company Group, or used or held for use in the business operated by the Company Group, whether registered or unregistered, or domestic or foreign, and whether computer generated or otherwise.

“Investment Management Trust Agreement” means the investment management trust agreement, dated as of June 9, 2021, by and between Parent and the Trustee.

“Key Executive” means the founder of the Company, Wu Jihan, or the entity wholly-owned by him, namely Victory Courage Limited.

“Key Executive Shares” means, without duplication, the Company Shares held by a Key Executive immediately prior to the Effective Time.

“Law” means any domestic, international or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of any Authority, including rule or regulation promulgated thereunder.

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Group thereunder.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company Group as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company Group, all buildings and other structures, facilities, improvements or fixtures currently or hereafter located thereon.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-up Agreements” means the agreements in the form attached as Exhibit A or agreement(s) substantially equivalent thereto mutually agreed by Parent and the Company, dated as of the Closing Date and entered into by and between the Parent and certain shareholders of the Company, which shall include holders of at least 95% of the outstanding Company Shares immediately prior to the Closing (on an as converted and fully-diluted basis).

“Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects, is or would reasonably be expected to (a) have a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company Group, whether or not arising from transactions in the ordinary course of business or (b) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any change in the price of any security, Bitcoin or other cryptocurrency, currency, market index or prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken or not to take with the written consent of or at the written request of the Parent Parties, provided that this clause (v) shall not apply to any representation or warranty set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(b); (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP, IFRS or other applicable accounting principles) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, provided that this clause (vii) shall not apply to any representation or warranty set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(b); (viii) any natural or man-made disaster or acts of God; and (ix) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections, forecasts, or budgets (provided, that clause (ix) shall not prevent a determination that any change or event not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect); except in the cases of clauses (i), (ii), (iii), (iv), (vi) or (viii), such facts, events, circumstances, conditions, occurrences and effects may be taken into account if the Company Group is disproportionately affected thereby as compared with other participants in the same industries or markets in which the Company Group operates.

“Order” means any decree, order, judgment, writ, award, injunction, rule, determination or consent of or by an Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Real Property” means all land, buildings, structures and improvements owned by any member of the Company Group.

“Parent Class A Ordinary Shares” means the class A ordinary shares, no par value, of Parent.

“Parent Class B Ordinary Shares” means the class B ordinary shares, no par value, of Parent.

“Parent Class V Ordinary Shares” means the class V ordinary shares, no par value, of Parent.

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares, the Parent Class B Ordinary Shares and, from the Closing, the Parent Class V Ordinary Shares.

“Parent Parties” means Parent and Merger Sub.

“Parent Rights” means the issued and outstanding rights of Parent, each such right convertible into one-tenth (1/10) of a Parent Class A Ordinary Share at the closing of a business combination.

“Parent Unit” means a unit of Parent issued in the IPO or upon the exercise of the underwriters’ overallotment option comprised of one Parent Class A Ordinary Share and one Parent Right.

“Per Share Equity Value” means the quotient obtained by dividing (i) US$4,000,000,000 by (ii) the Company Total Shares.

“Per Share Merger Consideration” means, (i) with respect to any Company Share (other than the Key Executive Shares) that is issued and outstanding immediately prior to the Effective Time, a number of Parent Class A Ordinary Shares equal to the Exchange Ratio, or (ii) with respect to any Key Executive Share that is issued and outstanding immediately prior to the Effective Time, a number of Parent Class V Ordinary Shares equal to the Exchange Ratio.

“Permitted Liens” means (i) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (ii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP or IFRS).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registration Statement” means the Registration Statement on Form S-4 or Form F-4, or other appropriate form determined by the parties hereto, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to Parent Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means any shareholder of the Company.

“Sponsor” means BSG First Euro Investment Corp., a British Virgin Islands business company.

“Subsidiary” means, with respect to any specified Person, any other Person (a) of which such specified Person or any other Subsidiary of such specified Person is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such specified Person or by any one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such specified Person or by any one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such specified Person and are recorded on the books of such specified Person for financial reporting purposes in accordance with U.S. GAAP.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax, including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Trustee” means Continental Stock Transfer & Trust Company, LLC.

“Underwriting Agreement” means the underwriting agreement dated June 9, 2021 between Parent and Maxim Group LLC.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Voting and Support Agreement” means the voting and support agreement, dated as of the date hereof, by and among the Company and certain shareholders of the Company, pursuant to which such shareholders have agreed to vote their respective Company Ordinary Shares in favor of the Company Shareholder Approval.

“$” or “US$” means U.S. dollars, the legal currency of the United States.

1.2.	The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
2021 Equity Incentive Plan of Parent	6.5(a)(ii)
Acquisition Merger	Preamble
ADS	2.8
Agreement	Preamble
Alternative Transaction	6.1(d)
Amended Parent Charter	6.5(a)(ii)
Anti-Money Laundering Laws	4.32
Assumed RSU	3.1(c)(i)
Balance Sheet Date	4.10(a)
Bankruptcy and Equity Exception	4.2
Cayman Companies Act	Preamble
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Balance Sheet	4.10(a)
Company Closing Statement	3.2(a)
Company Shareholder Approval	4.2
Computer Systems	4.18(g)
D&O Indemnified Persons	6.7(a)
D&O Tail Insurance	6.7(b)
Dissenting Shareholders	3.1(d)
Dissenting Shares	3.1(d)
Effective Time	2.2

Financial Statements	4.10(a)
Intended Tax Treatment	2.7
Key Personnel	4.22(a)
Labor Agreements	4.23(a)
Material Contract	4.15(a)
Merger Sub	Preamble
Merger Sub Ordinary Shares	5.7(b)
Outside Closing Date	11.1(b)
Parent	Preamble
Parent SEC Documents	5.12(a)
Parent Shareholder Approval Matters	6.5(a)(ii)
Parent Special Meeting	6.5(a)(i)
Permits	4.16
Personal Information	4.17(b)
Plan of Merger	2.2
PRC	7.3
PRC Entities	7.3
Prospectus	12.15
Proxy Statement	6.5(a)(i)
Required Parent Shareholder Approval	9.1(e)
Restructuring	7.3
Sanctions	4.32
Surviving Company	2.1
Transfer Taxes	3.5
Trust Account	5.8

ARTICLE II
ACQUISITION MERGER

2.1        Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Cayman Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Company”) under the Laws of the Cayman Islands and become a wholly owned subsidiary of Parent.

2.2        Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Acquisition Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York at 10:00 a.m. (New York time) on a date no later than three (3) Business Days after the satisfaction or (if permissible) waiver of all the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions), or at such other place and time as the Company and Parent may mutually agree upon in writing. The parties may participate in the Closing via electronic means by the mutual exchange of electronic signatures (including portable document format (.PDF) and Verisign). The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Exhibit B attached hereto and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Companies Act) with the Registrar of Companies of the Cayman Islands in accordance with the relevant provisions of Cayman Companies Act (the time of such filings, or such later time as may be agreed in writing by the Company and Parent and specified in the Plan of Merger, being the “Effective Time”).

2.3        Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company, as the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

2.4        Memorandum and Articles of Association of the Surviving Company. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Company, Merger Sub or any other Person, the memorandum and articles of association of the Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company until thereafter amended as provided therein and under the Cayman Companies Act, except that the name of the Surviving Company reflected therein shall be “Bitdeer Technologies Holding Company.”

2.5        Directors and Officers of the Surviving Company. At the Effective Time, the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the Memorandum and Articles of Association of the Surviving Company until the earlier of his or her resignation or removal or he or she otherwise ceases to be a director or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

2.6        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.7        U.S. Tax Treatment of the Acquisition Merger. For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations and (ii) agree to file all Tax and other informational returns on a basis consistent with such characterization to the extent permitted by applicable Law. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger as a nontaxable transaction for U.S. federal income tax purposes or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on the U.S. federal income tax treatment of the Acquisition Merger. Each of the parties acknowledges and agrees that it (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) none of the Company, the Parent or any other Person shall have any liability or obligation to any Person if the Acquisition Merger is determined not to qualify as a reorganization under Section 368 of the Code or otherwise not to qualify as a nontaxable transaction to the Company’s shareholders.

2.8        American Depositary Shares. Parties may appoint a depositary bank to issue American depositary shares (“ADSs”) to represent Parent Class A Ordinary Shares and have the ADSs listed on the stock exchange. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the ADS structure.

ARTICLE III
CONSIDERATION

3.1        Effect of Acquisition Merger on Company Shares.

(a)          Conversion of Company Ordinary Shares and Company Preferred Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Merger Sub, the Company or the Shareholders of the Company, each Company Ordinary Share and Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Key Executive Shares and Dissenting Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, such number of Parent Class A Ordinary Share that is equal to the Exchange Ratio.

(b)          Conversion of Key Executive Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Merger Sub, the Company or the Shareholders of the Company, each Key Executive Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, such number of Parent Class V Ordinary Share that is equal to the Exchange Ratio. For avoidance of any doubt, from and after the Effective Time, any Person that was a holder of Company Shares (other than Dissenting Shares) shall thereafter cease to be a Shareholder of the Company and only have the right to receive the applicable Per Share Merger Consideration with respect to each Company Share held by it pursuant to Sections 3.1(a) and 3.1(b).

(c)          Conversion of Company RSUs.

(i)            At the Effective Time, by virtue of the Acquisition Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of Company RSUs, each Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent and converted into an award of restricted share units (each an “Assumed RSU”) representing the rights to receive, on the same terms and conditions (including applicable vesting, settlement and expiration provisions) as applied to each such Company RSU immediately prior to the Effective Time, Parent Class A Ordinary Shares, except that number of Parent Class A Ordinary Shares subject to such Assumed RSU shall equal to the product of: (A) the number of Company Ordinary Shares that were subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share.

(ii)          At the Effective Time, by virtue of the Acquisition Merger and without any further action on the part of Parent, Merger Sub and the Company, the Company Plan shall be terminated and the Assumed RSUs shall be subject to the terms and conditions set forth in the 2021 Equity Incentive Plan of Parent (as defined below); provided that any references in the award documents for such Assumed RSUs to the Company or the Company Ordinary Shares shall instead mean Parent and Parent Class A Ordinary Shares, respectively.

(d)           Conversion of Company Convertible Note. At the Effective Time, by virtue of the Acquisition Merger and without any further action on the part of Parent, Merger Sub, the Company or holder of the Company Convertible Note, the Company Convertible Note outstanding immediately prior to the Effective Time, shall be assumed by Parent and represents the rights to receive, on the same terms and conditions as applied to such Company Convertible Note, Parent Class A Ordinary Shares, except that the number of Parent Class A Ordinary Shares to be received upon conversion of the Company Convertible Note shall equal to the product of: (A) the number of Company Ordinary Shares issuable upon conversion of the Company Convertible Note, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share.

(e)           Dissenting Shares. Each Company Share (the “Dissenting Shares”) owned by holders of Company Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to the Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 3.3, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to the Cayman Companies Act with respect to any Dissenting Shares.

(f)            Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one issued and outstanding ordinary share, par value US$0.0001 per share, of the Surviving Company, which shall constitute the only issued and outstanding shares of the Surviving Company immediately after the Effective Time, and shall be owned by Parent.

(g)           No Liability. Notwithstanding anything to the contrary in this Section 3.1, none of Surviving Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)           Surrender of Certificates. All securities issued upon the surrender of Company Class A Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Class A Ordinary Shares shall also apply to the Parent Class A Ordinary Shares so issued in exchange.

(i)             Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Class A Ordinary Share shall have been lost, stolen or destroyed, Parent shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

(j)            Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or Parent Ordinary Shares shall occur (other than the issuance of additional shares of share capital of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in share, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2        Payment of Merger Consideration.

(a)           At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of Company Ordinary Shares (by classes) and Company Preferred Shares (by series) issued and outstanding; (b) the aggregate number of Company Ordinary Shares (by classes) underlying vested Company RSUs issued and outstanding; (c) the aggregate number of Company Shares issuable upon the exercise and conversion of the Company Convertible Note; (d) the aggregate number of Company Total Shares, (e) the Company’s calculation of the Per Share Equity Value; (f) the Company’s calculation of the Exchange Ratio, in each case, including reasonable supporting detail therefor; and (g) a list setting forth, with respect to each Shareholder, the name and address of such Shareholder, the number of Company Ordinary Shares and Company Preferred Shares owned by such Shareholder as of immediately prior to the Effective Time, and the number of Parent Class A Ordinary Shares and Parent Class V Ordinary Shares to be issued to such Shareholder at the Closing. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide Parent and its Representatives all information reasonably requested by Parent or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Parent’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by Parent, and the Company shall revise such Company Closing Statement to incorporate any changes given such comments.

(b)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Parent shall issue to each Shareholder such number of Parent Class A Ordinary Shares or Parent Class V Ordinary Shares, as the case may be, as calculated pursuant to Section 3.1(a) and Section 3.1(b).

(c)           Notwithstanding anything to the contrary contained herein, no fraction of a Parent Ordinary Share will be issued by virtue of this Agreement or the transactions contemplated hereby, and each holder of Company Shares who would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all Parent Ordinary Shares to which such holder otherwise would be entitled) shall instead have the number of Parent Ordinary Shares issued to such holder rounded up or down to the nearest whole share (with 0.5 of a share or greater rounded up), as applicable. Such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

3.3        Dissenter’s Rights.

(a)            No person who has validly exercised their dissenters’ rights pursuant to the Cayman Companies Act shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in the Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under the Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b)            In the event that any written notices of objection to the Acquisition Merger are served by any shareholders of the Company pursuant section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Acquisition Merger and the Acquisition Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Company Shareholder Approval, provided, that prior to serving any such notice, the Company shall consult with Parent with respect to such notice and shall afford Parent a reasonable opportunity to comment thereon.

3.4        Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Parent, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then Parent shall (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Authority.

3.5         Transfer Taxes. The Company shall bear and pay any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (“Transfer Taxes”). The parties shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to qualify the section or subsection of this Agreement to which it corresponds in number along with each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section of subsection), the Company represents and warrants to Parent and Merger Sub that:

4.1         Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company has all requisite power and authority, corporate and otherwise to own and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of the Company has all requisite power and authority, corporate and otherwise to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not be reasonably expected to individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

4.2         Authorization. The Company Group has the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company Group of this Agreement and the Additional Agreements to which it is a party, the consummation by the Company Group of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company Group (including the board of directors of the Company), subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company passed by the affirmative vote of holders of Company Shares representing at least two-thirds of the votes of the Company Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the memorandum and articles of association of the Company and the Cayman Companies Act (collectively, the “Company Shareholder Approval”). The affirmative vote of the holders that are parties to the Voting and Support Agreement is sufficient to duly obtain the Company Shareholder Approval in accordance with the Cayman Companies Act and the Company’s Organizational Documents. This Agreement has been, and each Additional Agreement (when executed and delivered by the Company Group) will be, duly and validly executed and delivered by the Company Group, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each Additional Agreement (when executed and delivered by the Company Group) will constitute, a valid and legally binding obligation of the Company Group, enforceable against the Company Group in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

4.3         Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any notice to, consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4         Non-Contravention. The execution, delivery and performance by the Company of this Agreement and any Additional Agreements to which it is a party does not and will not (a) contravene or conflict with the Organizational Documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets is or may be bound, (d) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (e) cause a loss of any material benefit relating to the business to which the Company Group is entitled under any provision of any permit or Contract or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, except, in the cases of (b) to (d), for such conflict, violation, breach, default or failure to act that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5         Capital Structure.

(a)           Share Capital. The Company has an authorized capital of US$50,000 consisting of (i) 491,722,670,897 Company Class A Ordinary Shares, of which 4,384,796,703 are issued and outstanding as of the date hereof, (ii) 5,631,795,619 Company Class B Ordinary Shares, of which 5,631,795,619 are issued and outstanding as of the date hereof, (iii) 461,033,549 Series A preferred shares, par value US$0.0000001 per share, of which 461,033,549 are issued and outstanding as of the date hereof; (iv) 870,232,230 Series B preferred shares, par value US$0.0000001 per share, of which 870,232,230 are issued and outstanding as of the date hereof; and (v) 1,314,267,705 Series B+ preferred shares, par value US$0.0000001 per share, of which 1,314,267,705 are issued and outstanding as of the date hereof. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Shares are owned legally and beneficially by the Shareholders set forth on Section 4.5(a) of the Company Disclosure Schedule. The only Company Shares that will be issued and outstanding immediately after the Effective Time will be the Company Ordinary Shares owned by Parent. No other class in the share capital of the Company is authorized or issued or outstanding.

(b)           Company RSUs. As of the date hereof, (i) an aggregate of 2,548,933,157 Company Class A Ordinary Shares were reserved for issuance pursuant to the Company Plan, and (ii) there are outstanding Company RSUs with respect to an aggregate of 1,101,772,000 Company Class A Ordinary Shares, none of which is vested. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company RSUs as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). The Company has made available to the Parent Parties accurate and complete copies of (i) the Company Plan pursuant to which the Company has granted the Company RSUs that are currently outstanding, and (ii) the form of award agreement evidencing such Company RSUs. There are no award agreements evidencing any Company RSUs with terms that are materially different from those set forth in the form of award agreement that has been made available to the Parent Parties.

(c)           Company Convertible Note. Section 4.5(c) of the Company Disclosure Schedule set forth as of the date of this Agreement a complete and correct list of each Company Covertible Note.

(d)           Other than the Company RSUs, and the Company Convertible Note referred to in Section 4.5(c) of the Company Disclosure Schedule, there are no: (i) outstanding subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (ii) equity equivalents, or share appreciation rights, phantom stock or share ownership interests or similar rights in the Company, (iii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company, or (iv) outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. Other than the Voting and Support Agreement, the Company is not a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

4.6         Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary of the Company has taken any action in violation of its Organizational Documents.

4.7           Corporate Records. The register of members and all proceedings of the board of directors, including committees thereof, and shareholders of the Company Group since January 26, 2021, have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and such proceeding records of the Company Group.

4.8           Subsidiaries.

(a)               Section 4.8(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Each Subsidiary of the Company (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. (i) All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth in Section 4.8(a) of the Company Disclosure Schedule, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for equity interests of the Subsidiaries listed in Section 4.8(a) of the Company Disclosure Schedule, the Company Group does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth in Section 4.8(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.9              Consents. No Contracts binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

4.10        Financial Statements.

(a)               The Company has made available to the Parent Parties true and complete copies of (i) the audited consolidated financial statements of the Company Group as of and for the fiscal years ended December 31, 2020 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, audited in accordance with the requirements of the Public Company Accounting Oversight Board and (ii) reviewed financial statements of the Company as of and for the six (6) month period ended June 30, 2021 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the reviewed consolidated income statement for the six (6) month periods ended on such date, and the reviewed consolidated cash flow statements for the six (6) month periods ended on such date ((i) and (ii) collectively, the “Financial Statements”).

(b)               The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with the IFRS applied on a consistent basis in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c)               Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, there are no material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise), or any “off-balance sheet arrangements” relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under IFRS on the Company Balance Sheet are included therein.

(d)               The Company Balance Sheet accurately reflects in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth in the Financial Statements, the Company does not have any material Indebtedness.

4.11        Internal Accounting Controls. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)                 transactions are executed only in accordance with the respective management’s authorization;

(ii)              all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by the IFRS;

(iii)            access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)             recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

4.12       Absence of Certain Changes. Since December 31, 2020, except as set forth on Section 4.12 of the Company Disclosure Schedule or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has conducted the business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) the Company Group has not taken any action set forth in Section 6.1, nor has any such event occurred.

4.13        Properties; Title to the Company Group’s Assets.

(a)               The material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of the Company or its employees.

(b)               The Company Group has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not be material, individually or in the aggregate, to the Company Group. No such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets constitute all of the material assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the business immediately after the Closing in the same manner as the business is currently being conducted. Section 4.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the model and number of cryptocurrency miners owned by the Company Group.

4.14        Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedule, (i) there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group, any of its officers or directors, the business currently conducted by the Company Group, or any Company Shares or Company RSUs, or any of the Company Group’s assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (ii) there are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement; and (iii) each member of the Company Group is not, and has not been since January 26, 2021, subject to any Action with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15        Contracts.

(a)               Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts, oral or written to which the Company Group is a party or is bound by falling within the following categories (each Contract required to be listed on Section 4.15(a) of the Company Disclosure Schedule, a “Material Contract”; it being understood that the Company is not required to list any Contract with the Company Group’s suppliers or customers entered into in the ordinary course of business in Section 4.15(a) of the Company Disclosure Schedule if such Contract falls into categories set forth in Section 4.15(a)(i), (v), (vii) or (viii) but any such Contract shall still constitute a Material Contract for the purposes of this Agreement):

(i)            all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of US$2,500,000 or more (other than standard purchase and sale orders and agreements entered into in the ordinary course of business consistent with past practice);

(ii)           all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of US$2,500,000 annually;

(iii)           all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least US$500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv)            all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v)         all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of US$2,500,000;

(vi)             all Contracts with a digital asset exchange or over-the-counter trading desk;

(vii)            all Contracts relating to power or energy supply in connection to the mining data centers owned or otherwise Controlled by the Company;

(viii)        each Contract or series of related Contracts pursuant to which the Company Group has agreed to purchase mining hardware or equipment in excess of US$2,500,000;

(ix)            all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(x)              all Contracts (i) under which the Company Group is currently: (A) licensing or otherwise providing the right to use to any third party any Intellectual Property Rights owned by the Company Group, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property Right, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company Group, with a dollar value individually not in excess of US$300,000, (2) any Contract related to open source software, or (3) any Contract under which the Company Group licenses any of its Intellectual Property Rights in the ordinary course of business, and (ii) under which the Company Group has entered into an agreement not to assert or sue with respect to any Intellectual Property Right;

(xi)             all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(xii)            all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(xiii)           all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xiv)           all Contracts with the Company Group to which any 5% Shareholder or any director or officer of the Company Group (as set forth in Section 4.29 of the Company Disclosure Schedule) is a party (other than standard employment agreement or award agreements under the Company Share Plan with any director or officer of the Company Group);

(xv)            all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$1,000,000 annually;

(xvi)          all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$2,500,000;

(xvii)          any Contract entered into since January 26, 2021 involving a loan or advance to, or investment in, any Person other than the Company Group or any Contract relating to the making of any such loan, advance or investment, in each case individually or in the aggregate in excess of US$2,500,000;

(xviii)         any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xix)           any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xx)             any Contract with any Authority;

(xxi)            any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of US$500,000; and

(xxii)          any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)               Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group or as set forth on Section 4.15(b) of the Company Disclosure Schedule, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, and (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the business or require any payments by or with respect to Parent or any of its Affiliates. The Company Group previously provided to the Parent Parties true and correct fully executed copies of each written Material Contract.

(c)               Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group or as set forth on Section 4.15(c) of the Company Disclosure Schedule, none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any benefit to which the Company Group is entitled under any provision of any Material Contract.

(d)               Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group or set forth in Section 4.15(d) of the Company Disclosure Schedule, the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e)               Each of the transactions between the Company Group and any Shareholder, officer, employee or director of the Company Group or any Affiliate of any such Person entered into or occurring prior to the Closing is duly approved by the board of directors to the extent such approval is required under the Organizational Documents of such Company Group.

4.16       Licenses and Permits. Section 4.16 of the Company Disclosure Schedule correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the business conducted by the Company Group, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect in material respects, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all material Permits, governmental licenses, franchises, authorisations, consents and approved necessary or required to own and operate its properties and assets and to carry on the business currently conducted.

4.17       Compliance with Laws.

(a)               Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, (i) the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign in any material respect, nor is there any basis for any such charge and since January 26, 2021 the Company Group has not received any subpoenas by any Authority; (ii) all material approvals, permits, licenses and registrations required under all applicable Laws for the due and proper establishment and operation of each Company Group have been duly obtained from the relevant Authorities or completed in accordance with the relevant Laws, and are in full force and effect; (iii)the Company Group has all approvals, permits, licenses and registrations necessary for the conduct of its business as currently conducted and is in compliance thereof in all material respects. In respect of the approvals, permits, licenses and registrations requisite for the conduct of any part of the business of the Company Group which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant Authorities. The Company Group has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite approvals, permits, licenses and registrations granted by the competent Authorities.

(b)               In connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains and has maintained reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company Group is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. To the knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets. No material Actions are pending or, to the knowledge of the Company, threatened in writing against the Company Group relating to the collection, use, dissemination, storage and protection of personal data.

4.18        Intellectual Property.

(a)               Section 4.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Intellectual Property Rights of the Company Group, including all material Intellectual Property Right owned (including partially owned) and in process of registration or application by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner or applicant of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Rights.

(b)               Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing. None of the material Intellectual Property Rights owned by the Company Group is subject to any Contract or other material obligation as a result of any funding or support from, or any arrangement with, any Authority or agency or nonprofit organization. No material Intellectual Property Right owned by the Company Group is the subject of any current opposition, cancellation, or similar proceeding before any Authority other than proceedings involving the examination of applications for registration of Intellectual Property Right (e.g., patent prosecution proceedings, trademark prosecution proceedings, and copyright prosecution proceedings). The Company Group is not subject to (i) any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any material Intellectual Property Right owned by the Company Group, or (ii) any current proceeding that the Company reasonably expects would adversely affect the validity, use or enforceability of any material Intellectual Property Right owned by the Company Group, in each case since January 26, 2021.

(c)               To the knowledge of the Company Group, the use of any Intellectual Property Rights in connection with the operation of businesses or otherwise by the Company Group does not infringe upon, misappropriate, or otherwise violate and has not infringed upon, misappropriated or otherwise violated the Intellectual Property Rights of any Person or any applicable Law in any material respect and is in accordance, in all material respects, with any applicable license pursuant to which the Company Group acquired the right to use such Intellectual Property Rights. Since January 26, 2021, there has been no material Action or, to the knowledge of the Company Group, threatened, against the Company Group alleging that the conduct of the business or activities of the Company Group (including the commercialization and exploitation of their products and services) is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated or otherwise violated any Intellectual Property Right of any person, nor are there any facts or circumstances that would form the basis for any such Action. To the knowledge of the Company Group, no Person (including current and former officers, employees, consultants and contractors of any Group Company) is currently infringing or misappropriating any material Intellectual Property Rights owned or purported to be owned by the Company Group.

(d)               All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e)               None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(f)                The Company Group has taken commercially reasonable measures, consistent with industry practices of companies offering similar services, to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the business. To the knowledge of the Company Group, (A) there has been no unauthorized disclosure or use of any Person’s trade secrets by any officer, employee, contractor, or consultant of the Company Group, and none of the Company Group’s trade secrets have been disclosed to any Person except pursuant to valid and appropriate written non-disclosure agreements or license agreements, and (B) there has been no material breach of the Company Group’s security measures wherein any trade secrets have been disclosed or may have reasonably been disclosed without authorization to any Person.

(g)               The Company Group has established and implemented, and, to the knowledge of the Company, is operating in material compliance with, policies, programs and procedures that are commercially reasonable, consistent with industry practices or companies offering similar services. The Company Group maintains security controls, consistent with industry practices or companies offering similar services, for all material information technology systems owned by the Company Group, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”). Since January 26, 2021, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the business operated by the Company Group and the use of such Computer Systems.

(h)               No material software within the Intellectual Property Rights owned by the Company Group is currently or was in the past distributed or used by the Company Group with any open source software in a manner that requires any such software to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

4.19       Customers and Suppliers.

(a)               None of the Company Group’s ten (10) largest suppliers, as measured by the dollar amount of purchases therefrom or thereby for the first six (6) months ended June 30, 2021, has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

4.20        Accounts Receivable and Payable; Loans.

(a)               To the Company’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)               There is no material contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account receivable or note. To the Company’s knowledge, except as set forth in Section 4.20(b) of the Company Disclosure Schedule, all account receivable or notes are good and collectible in the ordinary course of business.

(c)               The information set forth on Section 4.20(c) of the Company Disclosure Schedule separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Section 4.20(c) of the Company Disclosure Schedule, the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.21        Pre-payments. Except as set forth on Section 4.21 of the Company Disclosure Schedule, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.22        Employees.

(a)               Section 4.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”), setting forth the name, title for each such person.

(b)               Except as set forth on Section 4.22(b) of the Company Disclosure Schedule, the Company Group is not a party to or subject to any, collective bargaining agreement, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c)               There are no pending or, to the knowledge of the Company Group, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

4.23        Employment Matters.

(a)               Section 4.23(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the form of employment agreement, confidentiality, non-competition and intellectual right agreement and if applicable, commission agreement to be signed with the employees (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Parent Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b)               Except as would not reasonably be expected to, individually or in aggregate, have a Material Adverse Effect, to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer.

(c)               Except as would not reasonably be expected to, individually or in aggregate, have a Material Adverse Effect, the Company Group is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, and unemployment insurance. The Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

4.24        Withholding. Except as disclosed on Section 4.24 of the Company Disclosure Schedule, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements in all material respects. Except as disclosed on Section 4.24 of the Company Disclosure Schedule, all reasonably anticipated material obligations of the Company Group with respect to such employees, whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business) in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.25        Real Property.

(a)               Except as disclosed in Section 4.25(a) of the Company Disclosure Schedule, the Company Group does not own and has not owned any Owned Real Property. Other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good title to the Owned Real Property described in Section 4.25(a) of the Company Disclosure Schedule, free and clear of all Liens (except for the Permitted Liens).

(b)               Section 4.25(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property. The Company has made available to Parent true and complete copies of all Leases under which the Company Group uses or occupies or has the right to use or occupy any Leased Real Property. Except as would not be material to the Company Group and to the knowledge of the Company Group, (i) the Company Group has a good and valid leasehold or subleasehold interest in each relevant parcel of the Leased Real Property, free and clear of all Liens; (ii) each Lease is legal, valid, binding, enforceable and in full force and effect; (iii) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (iv) the Company Group has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (v) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; and (vi) the Company Group is not in breach or violation of, or default under any Lease and to the knowledge of the Company Group, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c)               As of the date hereof, no party to any Lease has given written notice to the Company Group of, or made a written claim against the Company Group with respect to, any breach or default thereunder. As of the date hereof, the Company Group has not received written notice of the existence of any outstanding Order, and, to the knowledge of the Company Group, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

4.26          Tax Matters.

(a)               Except in each case as to matters that would not, individually or in the aggregate, be material to the Company Group, (i) each of the Company and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Section 4.26(a) of the Company Disclosure Schedule, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company or any Subsidiary or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any Subsidiary for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) the Company and each Subsidiary has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company or any Subsidiary; (vii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company or any Subsidiary; (x) except as set forth on Section 4.26(a) of the Company Disclosure Schedule, no claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary has not paid any tax or filed Tax Returns, asserting that the Company or a Subsidiary is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from the Company or any Subsidiary authorizing anyone to act on behalf of the Company or a Subsidiary in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company or any Subsidiary; (xii) none of the Company or any Subsidiary is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) none of the Company or any Subsidiary is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b)               The unpaid Taxes of the Company Group for the current fiscal year did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements.

(c)               The Company is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Intended Tax Treatment.

4.27        Environmental Laws.

(a)               Except as set forth on Section 4.27(a) of the Company Disclosure Schedule, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not be material to the Company Group.

(b)               Except as set forth on Section 4.27(b) of the Company Disclosure Schedule, the Company Group has been and is in compliance in all material respects with all Environmental Laws, including obtaining and complying with all Permits required pursuant to Environmental Laws. No Company Group is required by any Environmental Law (a) to perform an environmental audit or environmental assessment for Hazardous Materials, or (b) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(c)               Except as set forth on Section 4.27(c) of the Company Disclosure Schedule, the Company Group (or any other Person to the extent giving rise to liability for the Company Group) has not manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case, so as to give rise to any material liability (contingent or otherwise) to the Company Group, taken as a whole, under any Environmental Laws.

4.28          Powers of Attorney and Suretyships. Except as set forth on Section 4.28 of the Company Disclosure Schedule, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

4.29          Directors and Officers. Section 4.29 of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.30          Other Information. Neither this Agreement nor any of the documents or other information made available to the Parent Parties or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Parent’s due diligence review of the business, assets, capitalization and other matters of the Company Group or the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The Company Group has provided the Parent Parties with all requested material information regarding the business conducted by the Company Group.

4.31          Certain Business Practices. The Company Group, its officers, directors, employees, and to the knowledge of the Company Group, its agents, representatives or other persons acting on its behalf, have complied with and are in compliance in all respects with Anti-Corruption Laws. Neither the Company Group nor any of its officers, directors, employees, nor to the knowledge of the Company Group, any of its agents, representatives or other persons acting on its behalf, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. The Company Group has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

4.32          Sanctions; Anti-Money Laundering. Neither the Company Group nor, to the knowledge of the Company Group, any of the Company Group’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). The operations of the Company Group are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Anti-Money Laundering Laws”).

4.33          Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.34          Insurance Except as would not be material, individually or in the aggregate, to the Company Group: (a) all of the insurance policies held by, or forth benefit of, the Company Group with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company Group has not received any written notice of cancellation of any of such policies or of any material changes that are required in the conduct of the business of the Company Group as a condition to the continuation of coverage under, or renewal of, any of such policies.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as disclosed in the Parent SEC Documents, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

5.1              Corporate Existence and Power. Parent is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Parent Parties has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

5.2              Authorization. Each Parent Party has the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Parent Party of this Agreement and the Additional Agreements to which it is a party and the consummation by the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties, subject to the receipt of the Required Parent Shareholder Approval. This Agreement has been, and each Additional Agreement (when executed and delivered by relevant Parent Party) will be, duly and validly executed and delivered by relevant Parent Party, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each the Additional Agreement (when executed and delivered by applicable Parent Party) will constitute, a valid and legally binding obligation of the relevant Parent Party, enforceable against the relevant Parent Party in accordance with their representative terms subject to the Bankruptcy and Equity Exception.

5.3              Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements requires any consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4              Non-Contravention. The execution, delivery and performance by any Parent Party of this Agreement and any Additional Agreements to which it is a party do not and will not (a) contravene or conflict with the Organizational Documents of relevant Parent Party, or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to relevant Parent Party, except, in cases of (b), for such contravention or conflict that would not reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

5.5              Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or other Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6              Issuance of Shares. The Per Share Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

5.7              Capitalization.

(a)               As of the date hereof, Parent is authorized to issue a maximum of 111,000,000 shares with no par value divided into three classes of shares, namely, (i) 100,000,000 Parent Class A Ordinary Shares with no par value, (ii) 10,000,000 Parent Class B Ordinary Shares with no par value, and (iii) 1,000,000 preferred shares with no par value, of which 6,100,000 Parent Class A Ordinary Shares (5,750,000 shares of which are subject to redemption) and 1,437,500 Parent Class B Ordinary Shares are issued and outstanding. As of the date hereof, 604,250 Parent Ordinary Shares are reserved for issuance with respect to Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Laws of British Virgin Islands, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Immediately prior to the Effective Time, Parent will be authorized to issue a maximum of 1,110,000,000 shares with no par value divided into two classes of shares as follows: (i) 1,100,000,000 Parent Class A Ordinary Shares with no par value, and (ii) 10,000,000 preferred shares with no par value.

(b)               The authorized share capital of Merger Sub is US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001 per share (the “Merger Sub Ordinary Shares”) of which one (1) Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8              Trust Fund. As of the date of this Agreement, Parent has at least $57,500,000 in the trust fund established by Parent for the benefit of its public shareholders in a United States-based account located in the United States, maintained by the Trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since the consummation of the IPO, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, Parent shall have no further obligation under either the Trust Agreement or the Organizational Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

5.9           Listing. As of the date hereof, Parent Units, Parent Ordinary Shares and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “BSGAU”, “BSGA” and “BSGAR.”

5.10       Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act.

5.11        Board Approval. Each of the board of directors of Parent (including any required committee or subgroup of such boards) and the sole director of Merger Sub have (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Parent Parties, as applicable, and (iii) solely with respect to the board of directors of Parent, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

5.12        Parent SEC Documents and Financial Statements.

(a)               Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 9, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits, amendments, restatements or supplements thereto, the “Parent SEC Documents”). None of the Parent SEC Documents, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As used herein, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)               The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

5.13          Litigation. There is no Action (or any basis therefore) pending against any Parent Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not, individually or in the aggregate, have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

5.14        Compliance with Laws. No Parent Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign in any material respect, nor is there any basis for any such charge and no Parent Party has previously received any subpoenas by any Authority.

5.15        Not an Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.16        Tax Matters.

(a)               Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated by this Agreement or any Additional Agreement: (i) each Parent Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Parent Parties, threatened, with respect to Taxes of the Parent Parties or for which a Lien may be imposed upon any of either of the Parent Parties’ assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Parent Parties for which a Lien may be imposed on any of the Parent Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) the Parent Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchase Parties; (vi) none of the assets of the Parent Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Parent Parties; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Parent Parties; (ix) no claim has been made by a Taxing Authority in a jurisdiction where the Parent Parties have not paid any tax or filed Tax Returns, asserting that the any of the Parent Parties is or may be subject to Tax in such jurisdiction; (x) there is no outstanding power of attorney from either of the Parent Parties authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xi) no Parent Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xii) the neither Parent Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Parent Parties.

(b)               The unpaid Taxes of the Parent Parties for the current fiscal year did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements.

(c)               Parent is not aware of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Intended Tax Treatment. This Section 5.16(c) shall not apply to any fact or action specifically contemplated under this Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY GROUP AND THE PARENT PARTIES PENDING CLOSING

Each of the Company Group and Parent Parties covenants and agrees that:

6.1              Conduct of the Business. (a) From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or Additional Agreements or as required by applicable Law (including for this purposes any COVID-19 measures), each party shall, and shall cause its Subsidiaries to, (A) conduct their respective business only in the ordinary course consistent with past practice in all material respects, and (B) use its reasonable best efforts to preserve intact its assets, keep available the services of its current officers and key employees and maintain in all material respects its current relationships with suppliers, customers and other third parties with which it has material business relations. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement or Additional Agreements or as required by applicable Law (including for this purposes any COVID-19 measures), from the date hereof until the Effective Time, without the prior written consent of the other party (provided that (y) such written consent shall not be unreasonably withheld, and (z) such other party shall respond to such request for written consent as soon as practicable and such written consent shall be deemed given if such other party does not respond to such request with three (3) Business Days after the receipt of the request), each of the Company and the Parent shall not, and shall cause its Subsidiaries not to:

(i)                 amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii)              adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares or other equity or voting securities of the Company other than pursuant to this Agreement;

(iii)            modify, amend, enter into, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract has been entered into prior to the date hereof), except for in ordinary course of business consistent with past practice;

(iv)             make any capital expenditures in excess of US$5,000,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v)               sell, transfer, lease, license, grant or incur any Lien on, or otherwise dispose of any of the Company Group’s assets or Intellectual Property Rights, except sales of products to customers in the ordinary course of business consistent with past practice and not exceeding US$5,000,000;

(vi)             pay, declare or promise to pay any dividends or other distributions with respect to its share capital, or pay, declare or promise to pay any other payments to any shareholder (other than, in the case of any shareholder that is an employee, payments of salary accrued in said period at the current salary rate), except for in connection with the Restructuring (defined in Section 7.3) in which case no written consent would be required;

(vii)          (A) grant, accelerate or amend the terms of any equity awards to any employee of the Company Group or to any person except for grant or accelerate the Company RSUs under the Company Plan, or (B) establish, adopt, amend or terminate the Company Plan or any other equity incentive plan except the termination of the Company Plan and the adoption of the 2021 Equity Incentive Plan of Parent as contemplated by this Agreement;

(viii)        obtain or incur any loan or other Indebtedness in excess of US$5,000,000, or assume, guarantee or otherwise become responsible for the obligations of any Person for Indebtedness, except for in ordinary course of business consistent with past practice;

(ix)             commence, settle, release, waive or compromise any Action of or against any member of the Company Group (A) for an amount in excess of US$5,000,000, (B) that would impose any material restrictions on the business or operations of any member of the Company Group, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or other securities of any member of the Company Group relating to the Acquisition Merger; adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;

(x)               acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of shares or assets, any assets, securities or properties, in aggregate, with a value or purchase price in excess of US$5,000,000 in any transaction or related series of transactions;

(xi)             fail to maintain in full force and effect material insurance policies covering the Company Group and its properties, assets and businesses in a form and amount consistent with past practices;

(xii)          make any change in its accounting principles or methods of accounting, other than as may be required by the applicable accounting principles or applicable Law;

(xiii)        issue, sell, transfer, pledge, dispose of, place any Lien, redeem or repurchase any shares or other equity or voting securities of any member of the Company Group, or issue or grant any securities exchangeable for or convertible into any shares or other equity or voting securities of any member of the Company Group;

(xiv)         make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Authority, or incur any material amount of Taxes outside of the ordinary course of business; or

(xv)           undertake any legally binding obligation to do any of the foregoing.

(b)               From the date hereof through the Closing Date, Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), Parent shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to Parent.

(c)               Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d)               From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XI and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Parent Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Parent Parties in a single transaction or series of transactions.

6.2              Access to Information. From the date hereof until and including the Closing Date, the Company Group and Parent shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or Parent as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or Parent and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or Parent. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

6.3              Notices of Certain Events. Each party shall promptly notify the other party of:

(a)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company Group’s or the Parent Parties’ assets;

(b)               any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)               any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)               the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect; and

(e)               the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

6.4              SEC Filings.

(a)               The Company Group acknowledge that:

(i)                 Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement;

(ii)              Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)            Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)               In connection with any filing Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with Parent Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by Parent Parties in connection with any filing with the SEC.

(c)               Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each shareholder of Parent with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.5              The Registration Statement.

(i)                 As promptly as practicable after the date hereof, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, (i) in preliminary form, a proxy statement in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of Parent in advance of the an extraordinary general meeting of Parent shareholders, as adjourned (the “Parent Special Meeting”), for the purpose of, among other things, (A) providing the public shareholders of Parent an opportunity to redeem their Parent Class A Ordinary Share in accordance with Parent’s Organizational Documents and the Prospectus, and (B) soliciting proxies from Parent shareholders to vote at the Parent Special Meeting, as adjourned or postponed, on the Parent Shareholder Approval Matters (as defined below), and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus.

(ii)              The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at the Parent Special Meeting, in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions contemplated hereby or referred to herein, (ii) the adoption and approval of the amended and restated memorandum and articles of association of the Parent following the consummation of the Merger substantially in the form set forth in Exhibit C (the “Amended Parent Charter”), (iii) the adoption and approval of a new equity incentive plan substantially in the form set forth in Exhibit D (the “2021 Equity Incentive Plan of Parent”), (iv) any other proposals that the parties hereto agree are necessary or desirable to consummate the transactions contemplated by this Agreement, and (v) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent (collectively, the “Parent Shareholder Approval Matters”). If on the date for which Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of Parent Special Meeting.

(iii)            In connection with the Registration Statement, Parent will file, with the Company’s reasonable cooperation, with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s Organizational Documents and applicable Laws of the British Virgin Islands, applicable Laws of the Cayman Islands and the rules and regulations of the SEC and Nasdaq. Parent (and its counsel) and the Company (and its counsel) shall provide each other party with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. Parent will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(iv)             Each of Parent and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Proxy Statement. Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Parent shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Parent’s Organizational Documents.

(v)               Parent and the Company shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their respective commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Each Party shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that such Party or its representatives receive from the SEC or its staff with respect to the Registration Statement and the Proxy Statement promptly after the receipt of such comments and shall give the other Party a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(vi)             As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders, and, pursuant thereto, shall call Parent Special Meeting in accordance with applicable Laws of the British Virgin Islands as promptly as practicable. The Company shall take necessary actions to enforce Section 1 of the Letter Agreement, dated as of June 9, 2021, by and among the Company, the Sponsor and certain directors and officers of Parent, in order to obtain the Required Parent Shareholder Approval.

6.6              Trust Account. The Company Group acknowledges that the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to shareholders of Parent holding Parent Units or Parent Ordinary Shares who shall have validly redeemed their Parent Units or Parent Ordinary Shares upon acceptance by the Parent of such Parent Units or Parent Ordinary Shares, (ii) the expenses of the Parent Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

6.7              Directors’ and Officers’ Indemnification and Insurance.

(a)               The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties in effect on the date hereof, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Parent shall cause the Organizational Documents of Parent and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties to the extent permitted by applicable Law. The provisions of this Section 6.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)               Parent shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; with respect to the current or former directors and officers of the Parent Parties, provided that in no event shall the Parent be required to expend for such policies pursuant to this Section 6.7(b) an annual premium amount in excess of 300% of the amount per annum payable by Parent under its currently effective D&O insurance policies as of the date of this Agreement. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Parent Parties to honor all obligations thereunder. If any claim is asserted or made within such six-year period, the provisions of this Section 6.7 shall be continued in respect of such claim until the final disposition thereof.

(c)               Parent shall enter into indemnification agreements, dated as of the date hereof, with the individuals set forth on Schedule I, which shall continue to be effective following the Closing.

(d)               Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Effective Time indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Company. In the event that the Surviving Company or any of its successors or assigns consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 6.7.

6.8              Board of Directors of Parent. Immediately after the Effective Time, Parent’s board of directors shall consist of seven (7) directors, three (3) of which will be designated by the Company, and four (4) of which, including a financial expert, will be designated by the Company to serve as independent directors in accordance with Nasdaq requirements for independent directors and who shall be reasonably acceptable to Parent. Parent’s board of directors will comply with the requirements of SEC and Nasdaq.

6.9              Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Parent Parties and Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company agrees that:

7.1              Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty-five (35) calendar days following the end of each three-month quarterly period, the Company Group shall deliver to Parent, for the first three quarters of the year, unaudited consolidated financial statements reviewed by the Company’s auditor. The Company Group shall also promptly deliver to the Parent Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

7.2              Company Shareholder Approval. The Company shall take, in accordance with the Cayman Companies Act, the Company’s Organizational Documents and other applicable Law, all action necessary to obtain the Company Shareholder Approval as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

7.3              Restructuring. With respect to any Subsidiary of the Company that is incorporated in the People’s Republic of China (the “PRC”) or any other Person that is incorporated in the PRC in which any member of the Company Group owns or Controls any equity securities, voting power or other interests (collectively, the “PRC Entities”), the Company Group shall have initiated either the transfer all of its interests in such PRC Entities or otherwise the dissolution or liquidation of such PRC Entities, including completion of all required filings and registrations with the Authority, no later than the earlier of (i) 30 days after the date of this Agreement, or (ii) the first fililng of the Proxy Statement and Registration Statement with the SEC (the “Restructuring”), and shall use reasonable efforts to complete the Restructuring thereafter. The Company shall furnish draft documents and contracts for the Restructuring to Parent for reasonable review and comments. The Company shall provide Parent with an update on the status of the Restructuring after the completion of any material step thereto and relevant documentation evidencing such update. Prior to the completion of the Restructuring, the Company Group shall ensure that the PRC Entities do not operate any business. From the completion of the Restructuring to the Closing, the Company Group shall not own or otherwise Control any equity securities, voting power or other interests of any Person incorporated in the PRC.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1              Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

8.2              Tax Matters.

(a)               Parent shall retain (or cause the Company Group to retain) all books and records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

(b)            Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for the Intended Tax Treatment and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that such party reasonably expects would prevent, impair or impede the Intended Tax Treatment (other than actions contemplated under this Agreement).

(c)               Parent or the Company, as applicable, shall promptly notify the other party in writing if, before the Closing Date, it determines that it is not reasonable for the Acquisition Merger to qualify for the Intended Tax Treatment. Following such notice, the Company may propose amendments to the terms of this Agreement that the Company believes could reasonably facilitate such qualification without adversely affecting the rights and commercial position of Parent, the Company, and their respective shareholders and warrant or option holders. In that case, Parent shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Closing and would not adversely affect the rights or commercial position of Parent, the Company, and their respective shareholders and warrant or option holders, the parties shall use commercially reasonable efforts to effect any such amendments.

(d)            In the event that Parent determines after Closing that Parent is a PFIC for any taxable year, Parent shall provide sufficient information to Parent’s shareholders to make a timely “qualified electing fund” election within the meaning of Section 1295 of the Code with respect to Parent.

8.3              Settlement of the Parent Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Parent Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Parent’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

8.4              Compliance with SPAC Agreements. The Company Group and Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of June 9, 2021 by and between Parent and the investors named therein.

8.5              Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1              Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)               There shall not be in force any applicable Law or Order enjoining, prohibiting, making illegal or preventing the consummation of the Closing, whether temporary, preliminary or permanent, which is then in effect or is pending or threatened.

(b)              The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no Action seeking such stop order shall have been threatened or initiated by the SEC and not withdrawn.

(c)              The Parent Ordinary Shares to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on the Nasdaq Capital Market, subject only to official notice of issuance thereof.

(d)              All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

(e)              The approval of the Parent Shareholder Approval Matters shall have been duly obtained in accordance with the Laws of the British Virgin Islands, Parent’s Organizational Documents and the rules and regulations of Nasdaq (the “Required Parent Shareholder Approval”).

(f)              The Company Shareholder Approval shall have been obtained.

(g)              Parent shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Closing.

9.2              Additional Conditions to Obligations of Parent Parties. The obligations of the Parent Parties to consummate the Closing are subject to the satisfaction of all the following additional conditions, any one or more of which may be waived in writing by Parent:

(a)               The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)               (i) Each of the representations and warranties of the Company contained in Section 4.1, Section 4.2 and Section 4.5(d) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date); (ii) the representations and warranties of the Company contained in Section 4.5(a), Section 4.5(b), Section 4.5(c) and Section 4.12(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made; and (iii) each of the representations and warranties of the Company contained in Article IV (other than Section 4.1, Section 4.2, Section 4.5 and Section 4.12(b)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(c)              There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)              The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated of the Closing Date, certifying that the conditions set forth in this Section 9.2 have been fulfilled.

(e)              The Parent Parties shall have received duly executed opinions from the Company’s Cayman Islands counsel, Travers Thorp Alberga, in form and substance reasonably satisfactory to the Parent Parties, addressed to the Parent Parties and dated as of the Closing Date.

(f)              The Parent Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto (other than the Parent Parties) and such Additional Agreement shall be in full force and effect.

9.3              Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction of all of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)              Parent Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)              Each of the representations and warranties of Parent Parties contained in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

(c)              The Company shall have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) and (b) of this Section 9.3.

(d)              Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

9.4              Frustration of Conditions. None of the Parent Parties or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE X
DISPUTE RESOLUTION

10.1          Jurisdiction.

(a)               Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the City of New York, Borough of Manhattan, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

(b)               Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.1.

10.2          Waiver of Jury Trial; No Exemplary Damages.

(a)               THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)               Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

11.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by mutual consent of the Company and Parent;

(b)              by either Parent or the Company if the Closing shall not have occurred on or before May 31, 2022 (the “Outside Closing Date”); provided that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose breach of or failure to perform any provision of this Agreement has been the primary cause of the failure of the Closing to be consummated before the Outside Closing Date;

(c)              by either Parent or the Company if the consummation of the Closing is permanently enjoined or prohibited by a final, non-appealable Order; provided that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to any party whose breach of or failure to perform any provision of this Agreement has been the primary cause of such Order;

(d)              by either the Company or Parent if the Required Parent Shareholder Approval shall have not been obtained at the Parent Special Meeting or at any adjournment thereof, in each case, at which a vote on the approval of the Parent Shareholder Approval Matters was taken;

(e)              by Parent if the Company Shareholder Approval shall not have been obtained within five (5) Business Days after the effectiveness date of the Registration Statement;

(f)              by Parent if the Company shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied and, such breach is not curable or, if curable, is not cured prior to the earlier of 15 days following receipt by the Company of a written notice describing in reasonable detail the nature of such breach and the Outside Closing Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.1(f) if Parent is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 9.1 or Section 9.3 not to be satisfied; or

(g)              by the Company if any Parent Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement such that the conditions set forth in Section 9.1 or Section 9.3. would not be satisfied and, such breach is not curable or, if curable, is not cured prior to the earlier of 15 days following receipt by Parent of a written notice describing in reasonable detail the nature of such breach and the Outside Closing Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(g) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 9.1 or Section 9.2 not to be satisfied.

11.2          Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 11.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of any party hereto, except the provisions of Section 8.5 (Confidentiality), Article X, Article XI and Article XII shall survive such valid termination in accordance with its terms and conditions.

ARTICLE XII

MISCELLANEOUS

12.1          Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Bitdeer Technologies Holding Company
08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
Attn: Linghui Kong
Email: linghui.kong@bitdeer.com

with a copy to (which shall not constitute notice):

Cooley LLP
c/o Suites 3501-3505, 35/F
Two Exchange Square
8 Connaught Place
Central, Hong Kong
Attn: Will H. Cai
Email: wcai@cooley.com

if to any Parent and Merger Sub

Blue Safari Group Acquisition Corp.
Cheung Kong Center,
58 Floor, Unit 5801
2 Queens Road Central
Central
Hong Kong
Attn: Serena Shie
Email: serena@firsteuro.co

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
2201 China World Office 2, 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing 100004, China

Attn: Howard Zhang
Email: howard.zhang@davispolk.com

12.2          Amendments; No Waivers; Remedies.

(a)              This Agreement cannot be amended, except by a writing signed by each of the Parent Parties (prior to the Effective Time) and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)              Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)              Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)             Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3          Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4          Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

12.5         Expenses. Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein; provided that, any filing fees payable by Parent with respect to any regulatory or governmental filings relating to the transactions contemplated by this Agreement, whether or not such transactions shall be consummated, shall be shared equally by the Company and the Parent.

12.6         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

12.8         Counterparts. This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.9         Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.10      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11      Construction of Certain Terms and References; Captions. In this Agreement:

(a)               References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)               The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)               Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d)              Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time; provided that with respect to any agreement or contract listed in the Company Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the Company Disclosure Schedule. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)              If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)              Captions are not a part of this Agreement, but are included for convenience, only.

(g)              For the avoidance of any doubt, all references in this Agreement to “the knowledge of the Company Group” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

12.12      Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13      Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Parent Parties (and their respective successors, heirs and representatives) and each of their respective Affiliates are intended third-party beneficiaries of, and may enforce, Section 6.7 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives any party, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16 and Section 12.17.

12.14      Non-survival of Representations, Warranties and Covenants. The representations, warranties, covenants, obligations or other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing Date and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing Date in respect thereof), except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants and agreements shall survive the Closing and continue until fully performed in accordance with their terms). Nothing in this Section 12.14 shall be construed to modify or otherwise affect the provisions of Section 6.7 and Section 12.15.

12.15      Waiver. Reference is made to the final IPO prospectus of the Parent, dated June 9, 2021 (the “Prospectus”). The Company Group have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.

12.16      Enforcement.

(a)               The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be inadequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement or any Additional Agreement in accordance with their respective specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and any Additional Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages or inadequacy of any remedy at applicable Law, prior to the valid termination of this Agreement in accordance with Section 11.1, this being in addition to any other remedy to which they are entitled under this Agreement or any Additional Agreement or Applicable Law.

(b)               Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions of this Agreement or any Additional Agreement in accordance with this Section 12.16(b) shall not be required to provide any bond or other security in connection with any such injunction. The parties hereto acknowledge and agree that nothing contained in this Section 12.16 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 12.16 before exercising any termination right under Section 11.1 or pursuing damages.

12.17      Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

Blue Safari Group Acquisition Corp.

By:	/s/ Naphat Sirimongkolkasem
Name: Naphat Sirimongkolkasem
Title: Director

Merger Sub:

Blue Safari Mini Corp.

By:	/s/ Naphat Sirimongkolkasem
Name: Naphat Sirimongkolkasem
Title: Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

Bitdeer Technologies Holding Company

By:	/s/ Wu Jihan
Name: WU Jihan 吴忌寒
Title: Director

Signature Page to Merger Agreement